Exhibit 16.2

August 31, 2023

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Aclarion, Inc., Changes in Registrant’s Certifying Accountant

We have read the statements made by Aclarion, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of the Company dated August 31, 2023, and agree with such statements contained therein as they pertain to our firm. We have no basis to agree or disagree with the statements contained in Item 4.01(a).

Sincerely,

/s/ Haynie & Company

Haynie & Company

Denver, Colorado